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                                                                      EXHIBIT 21

                                  SUBSIDIARIES


Malan Mortgagor, Inc,.

Malan Meadows, Inc.

Malan Revolver, Inc.

Malan Aurora Corp.

Malan Pine Ridge, LLC

Malan Midwest, LLC

Malan Standby, LLC

Malan WSC, LLC

Malan KMSC, LLC